FOR IMMEDIATE RELEASE
                                            Contact: Ross A. Benavides
                                                     Chief Financial Officer
                                                    (713) 860-2528


                         GENESIS ENERGY, L.P. ANNOUNCES
                         SETTLEMENT FOR LEAF RIVER SPILL



         June 25, 2004 - Genesis Energy, L.P. (AMEX:GEL) today announced a settlement with the Justice Department, the U.S. Environmental Protection Agency, and the State of Mississippi for penalties and natural resource restoration and damages resulting from the Leaf River oil spill that occurred in Mississippi in December of 1999. Genesis will incur penalties totaling $3.0 million consisting of a $1.0 million civil penalty anticipated to be paid during the third quarter of 2004 and performance during 2004 of a land acquisition and conservation supplemental environmental project within the Leaf River watershed at a cost of at least $2.0 million. Additionally, Genesis will be responsible for performing natural resource damage assessment projects, paying for governmental oversight and for other special projects over the course of the next five years.

         The terms of the settlement were anticipated by Genesis as it took charges in 2002 and 2003 for $3.0 million in penalties and associated costs related to the spill. Genesis does not expect the conservation supplemental environmental project to materially exceed $2.0 million. Substantially all other costs related to the spill have been or are expected to be covered by insurance. Genesis expects that there will be no financial reporting impact in 2004 resulting from this settlement or from the spill.

         This settlement resolves claims under the federal Clean Water Act and Oil Pollution Act and the Mississippi Air and Water Pollution Control Law. This settlement is in addition to more than $20 million that Genesis spent to clean up the spill, substantially all of which was covered by insurance.

         Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates a wholesale CO2 marketing business.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Partnership to meet its stated business goals and other risks noted from time to time in the Partnership's Securities and Exchange Commission filings.